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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                                       UM INVESTMENT TRUST

Address of Principal Business Office
(No. & Street, City, State, Zip Code):      700 North Pearl Street, Suite 1625
                                            Dallas, Texas 75201


Telephone Number (including area code):     (214) 999-7200

Name and address of agent for service of process:

                                            Mark Patrick Hurley
                                            Chairman and Chief Executive Officer
                                            Undiscovered Managers, LLC
                                            700 North Pearl Street, Suite 1625
                                            Dallas, Texas 75201

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                                 Yes [X] No [ ]



                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Dallas and the State of Texas, on the 27th day of February, 2002.

                                       UM INVESTMENT TRUST


                                       By: /s/ Mark Patrick Hurley
                                           -----------------------
                                           Mark Patrick Hurley
                                           President


ATTEST:


/s/ Patricia Lynn Duncan
------------------------
Patricia Lynn Duncan
Treasurer